Retention Letter

Dear Dr. Robert Segal:

You are a highly valuable employee of Discovery Laboratories, Inc. (the “Company”).  The Company wishes to retain you, Dr. Robert Segal (the “Executive”) as an employee, and is therefore willing to make certain commitments in order to induce you to remain an employee of the Company.  This letter will confirm the agreement between the Executive and the Company (“Agreement”) in that regard.  The Agreement is as follows:

1.           Severance.  (a) In the event that the Executive’s employment is terminated (i) by the Company for any reason other than for Cause or (ii) by the Executive for Good Reason (including in the event any such for Cause or Good Reason termination occurs within twenty-four (24) months after a Change of Control), then the Company shall make a one-time, lump-sum payment to the Executive equal to twelve (12) months of the then current base salary, plus a prorated Bonus award on or before the tenth day following termination conditioned upon the receipt by the Company of the Executive’s signed release in accordance with Section 6 herein.

(b)
Notwithstanding any other provision with respect to the timing of payments under this Section 1, in order to comply with the requirements of Section 409A of the Internal Revenue Code of 1986 (“Section 409A”), any payment or portion thereof, to which the Executive is entitled under this Section 1 which is not exempt from the application of Section 409A’s “six month delay” provision (in the Company’s sole discretion), shall be withheld until the first business day of the seventh month following the Executive’s termination. At such time, you shall be paid the remaining balance otherwise owed to the Executive under this Section 1 in a lump sum.

2.           Definitions.  For the purposes of this Agreement, the following definitions apply:

(a)
“Cause” means the Executive: (i) commits an act of dishonesty, fraud or misrepresentation in connection with his or her employment which is materially and demonstrably injurious to the Company; (ii) is convicted of, or pleads nolo contendere to, a felony; (iii) breaches any material obligation under the Proprietary Information and Inventions Agreement or the Company’s Code of Business Conduct and Ethics; (iv) engages in substantial or continuing inattention to or neglect of the duties (including fiduciary duties) and responsibilities reasonably assigned by or due to the Company; provided such inattention or neglect remains uncured for a period of 10 days after written notice describing the same is given to the Executive; or (v) engages in substantial or continuing acts to the detriment of the Company or inconsistent with the Company’s policies or practices.

(b)
“Good Reason” means: (i) the failure of the Company to employ the Executive in his or her current or a substantially similar position, without regard to title, such that the Executive’s duties and responsibilities are materially diminished without consent (ii) a reduction in Executive’s then-current base salary without the Executive’s consent (unless such reduction is in connection with a proportional reduction in compensation to all or substantially all of the Company’s Executives); or (iii) a relocation of the primary place of employment more than 30 miles from the current site of employment without the Executive’s consent; provided however, if any of these conditions occur, the Executive is required to provide written notice of any such condition to the Company’s Chief Executive Officer and General Counsel within 60 days of the initial occurrence of the condition, and the Company will then have 20 days to remedy the condition, prior to the existence of such condition being deemed to be “Good Reason.”

(c)
a “Change of Control” occurs: (i) when any person or entity other than the Company or one of its subsidiaries becomes the owner of more than fifty percent (50%) of the Company’s common stock or (ii) upon the effective date of an agreement of acquisition, merger, or consolidation that has been approved by the Company’s stockholders and that contemplates that all or substantially all of the business and/or assets of the Company shall be owned or otherwise controlled by another person or entity upon the effective date of such agreement.

(d)
“Bonus” shall mean an amount equal to the greater of either (i) the current year target annual bonus amount or (ii) the previous year’s actual bonus; in either case, multiplied by the fraction obtained by dividing the number of days in the year through the date of termination by 365.

3.	Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

4.
Medical and Dental Benefits.  In the event that the Executive’s employment is terminated (i) by the Company for any reason other than for Cause or (ii) by the Executive for Good Reason (including in the event any such for Cause or Good Reason termination occurs within twenty-four (24) months after a Change of Control), then the Company will maintain the Executive’s medical and dental insurance coverage, providing substantially similar benefits to those which the Executive and his dependents were receiving immediately prior to the termination of employment, for a period of up to twelve (12) months after the month in which employment terminates.  Provided, however, that Executive shall elect such coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) to the extent that COBRA benefits are available and that in any event the Executive shall pay the employee portion for such coverage (whether through COBRA or otherwise) by making a payment to the Company during the first five (5) days of any month in which the continuation of such coverage is elected and, provided further, that the Company’s obligation to continue benefits shall be reduced to the extent that substantially similar coverages (determined on a benefit-by-benefit basis) are provided by a subsequent employer.  The “qualifying event” which triggers the Executive’s right to continue health insurance post employment under COBRA shall be deemed to have occurred on the termination date.

5.
No Contract of Employment.  This Agreement is not a contract of employment for a specific term, and employment is “At Will” and may be terminated by the Company at any time, subject to the terms of this letter.

6.
Employee Release.  Any obligation of the Company to provide the Executive with severance payments or other benefits under this Agreement is expressly conditioned upon the Executive reviewing and signing (and not revoking during any applicable revocation period) a general release of claims in a form reasonably satisfactory to the Company within the time period specified in such release.  The Company shall provide the Executive with the general release promptly after the date on which the Executive gives or receives, as the case may be, notice of termination of employment.

7.
Assignment.  The Executive shall not make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the Company.  The Company may assign its rights and obligations under this Agreement without consent. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of our respective successors, executors, administrators, heirs and permitted assigns, including any organization involved in a Change of Control.

8.
Severability.  If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision hereof shall be valid and enforceable to the fullest extent permitted by law.

9.
Miscellaneous.  This Agreement will commence on the date hereof and will expire on December 31, 2011, unless the Company experiences a Change of Control prior to the expiration of the term of this Agreement, in which case this Agreement will expire on the later of: (a) December 31, 2011, or (b) two (2) years from the date of the closing of such Change of Control.  This Agreement sets forth the entire agreement between the Executive and the Company in connection with the subject matter hereof, and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the subject matter hereof, other than any obligations set forth in your employee confidentiality agreement with the Company, which obligations shall remain in full force and effect.  In consideration of the benefits provided to the Executive hereunder, it is agreed that, in the event of the Executive’s termination from the Company, such benefits shall be in complete satisfaction of any and all obligations that the Company may have to you.  This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by the Executive and an expressly authorized representative of the Company.  This Agreement may be executed in two counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.  This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles, and all disputes hereunder shall be adjudicated in the courts of the Commonwealth of Pennsylvania, to whose personal jurisdiction the Executive hereby consents to.

If the foregoing is acceptable to you, please sign both copies of this letter in the space provided, at which time this letter will take effect as a binding agreement between the Executive and the Company.  Please keep one original for your records and return one original to me.

Discovery Laboratories, Inc.

By:	/s/ Kathryn A. Cole 5/4/2010
Kathryn A. Cole Date

Accepted and Agreed:

By:	/s/ Robert Segal 5/4/2010
Dr. Robert Segal Date